Exhibit 10.1

OUTSIDE DIRECTOR AGREEMENT

This Outside Director Agreement (this “Agreement”) is entered into effective as of August 1, 2010 (the “Effective Date”) by and between American Dairy, Inc., a Utah corporation (the “Company”), and Sean Shao (the “Outside Director”).

The parties hereto agree as follows:

1.           Services.  The Outside Director agrees to service as a director on the Company’s Board of Directors (the “Board”), as the Chair of the Audit Committee of the Board and as a member of the Compensation and the Nominating/Corporate Governance Committees of the Board, and in such capacities to collaborate and provide advice and assistance to the Company as is mutually agreed by the parties (collectively, the “Services”).

2.           Compensation.  In consideration for the Services, the Company agrees to pay the Outside Director three thousand United States dollars ($3,000) per month, net of any applicable withholdings, payable upon completion of each monthly period.  In addition, in consideration for the Services, subject to approval by the Compensation Committee of the Board, the Company will issue to the Outside Director an option to purchase 12,000 shares of the Company’s Common Stock pursuant to the Company’s 2009 Stock Incentive Plan, with an exercise price per share equal to the fair market value at the time of grant and vesting in four equal amounts on each three-month anniversary of the Effective Date until all such shares are fully vested (provided the Outside Director continues to provide the Services each such vesting date), as provided in this Agreement and as specified in a stock option agreement between the Company and the Outside Director.  The parties hereto acknowledge and agree that all compensation paid by the Company to the Outside Director relates solely to the Outside Director’s Services, and not pursuant to any separate consulting or other relationship with the Company.

3.           Expenses.  The Company shall reimburse the Outside Director for reasonable travel and related expenses incurred in the course of performing the Services; provided, however, that any expenses in excess of $100 shall be approved in advance by the Company.

4.           Term and Termination.  This Agreement shall have no term and may be terminated (a) by either party for any reason upon five (5) days prior written notice without further obligation or liability, or (b) by the Company immediately upon the Outside Director’s breach of any material provision of this Agreement.

5.           No Employment; Independence.  With respect to the Services, the Outside Director’s relationship with the Company will be that of an independent contractor and not that of an employee.  The Outside Director will not be eligible for any employee benefits, nor will the Company make deductions from payments made to the Outside Director for employment or income taxes, all of which will be the Outside Director’s responsibility.  The Outside Director will have no authority to enter into contracts that bind the Company or create obligations on the part of the Company (except to the extent that the Outside Director’s actions as part of the Board or Board committee create obligations on the part of the Company) without the prior written authorization of the Company.  It is the intent of the parties hereto that the Outside Director (a) qualify as an “independent director” of the Board in accordance with NYSE Rule 303A.02 and the provisions of the Board’s Corporate Governance Guidelines, and (b) with respect to the Outside Director’s service on the Audit Committee of the Board, satisfy the independence requirements of Rule 10A-3(b)(1).

6.           Nondisclosure of Confidential Information.

(a)           Agreement Not to Disclose.  The Outside Director agrees not to use any Confidential Information (as defined below) for the Outside Director’s own use or for any purpose other than to carry out discussions concerning, and the undertaking of, the Services.  The Outside Director shall not disclose any Confidential Information to third parties outside the Company. The Outside Director agrees to take all commercially reasonable measures to protect the secrecy of and avoid disclosure by the Outside Director of Confidential Information in order to prevent it from falling into the public domain or the possession of persons other than those persons authorized under this Agreement to have any such information.  The Outside Director further agrees to notify the Company in writing of any actual or suspected misuse, misappropriation or unauthorized disclosure of Confidential Information of which the Outside Director may become consciously aware.  The Outside Director shall follow the Company’s policies and procedures regarding insider trading and the disclosure and use of material nonpublic information.

(b)           “Confidential Information” means any information of the Company, technical data of the Company or know-how of the Company (whether disclosed before or after the Effective Date), including, but not limited to, information relating to business and product or service plans, financial projections, customer lists, business forecasts, sales and merchandising, human resources, patents, patent applications, computer programs, computer code, software source documents, software design and architecture, testing procedures, product requirements and specifications, research, inventions, processes, designs, drawings, engineering, marketing or finance, in each case that is marked as confidential or proprietary or which information would, under the circumstances, appear to a reasonable person to be confidential or proprietary.  “Confidential Information” does not include information, technical data or know-how of the Company that becomes generally publicly available, not as a direct or indirect result of any improper action or inaction of the Outside Director.

(c)           Exceptions.  Notwithstanding the foregoing, the Outside Director shall have no liability hereunder to the Company with regard to any Confidential Information that:

(i)           is disclosed with the prior written approval of the Company;

(ii)           is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, however, that the Outside Director shall provide prompt notice of such court order or requirement to the Company to enable the Company or its appropriate subsidiary to seek a protective order or otherwise prevent or restrict such disclosure; or

(iii)           is disclosed by the Outside Director to legal counsel of the Company, of the Board, of any committee of the Board, or of the Outside Director, in connection with seeking legal advice regarding compliance with law or regulation or fulfillment of the Outside Director’s duties as a Director of the Company.

7.           No Duplication; Return of Materials.  The Outside Director agrees, except as otherwise expressly authorized by the Company, not to make any copies or duplicates of any Confidential Information.  Any materials or documents that have been furnished by the Company to the Outside Director in connection with the Services shall be promptly returned by the Outside Director to the Company, accompanied by all copies of such documentation, within ten days of (a) the termination of the Services, or (b) the written request of the Company, except that the Outside Director may keep one copy of all meeting minutes and consents of the Board and of all Board committees of which the Outside Director was a member covering the period during which the Outside Director was on the Board.

8.           No Rights Granted.  Nothing in this Agreement shall be construed as granting any rights under any patent, copyright or other intellectual property right of the Company, nor shall this Agreement grant the Outside Director any rights in or to the Confidential Information, except the limited right to use the Confidential Information in connection with the Services.

9.           No Conflicts.  The Outside Director represents that the Outside Director’s compliance with the terms of this Agreement and provision of the Services hereunder will not violate any duty which the Outside Director may have to any other person or entity (such as a present or former employer), including obligations concerning providing services to others, confidentiality of proprietary information and assignment of inventions, ideas, patents or copyrights, and the Outside Director agrees that the Outside Director will not do anything in the performance of Services hereunder that would violate any such duty.  In addition, the Outside Director agrees that, during the term of this Agreement, prior to performing any services for or otherwise participating in a company developing or commercializing services, methods or products that may be competitive with the Company, the Outside Director shall first notify the Company in writing.  It is understood that, in such event, the Company will review whether the Outside Director’s activities are consistent with the Outside Director remaining a member of the Board.

10.           Miscellaneous.  Any term of this Agreement may be amended or waived only with the written consent of the parties hereto.  This Agreement, together with the stock option agreement and related documents contemplated in Section 2, constitutes the entire agreement of the parties and supersedes all prior agreements and negotiations, oral or written, with respect to the subject matter hereof or thereof.  Any notice required or permitted by this Agreement shall be in writing and delivered by certified mail, return receipt requested, personally delivery, any form of private or governmental express mail or delivery service providing receipted delivery, or facsimile or other electronic transmission, and shall be deemed sufficient upon the earlier of actual receipt, the date shown on a conformation of facsimile or other electronic transmission, the date reflected on a signed delivery receipt, or two (2) business days following tender of delivery or dispatch by express mail or delivery service, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below (or as subsequently modified by written notice).  If any provision of this Agreement is held by a court of law to be illegal, invalid or unenforceable, that provision shall be deemed amended to achieve as nearly as possible the same economic effect as the original provision, and the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Utah, without giving effect to the principles of conflict of laws.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.  Execution and delivery of this Agreement by facsimile or other electronic transmission shall be deemed for all purposes to be due execution and delivery.

[Signature page follows]

The parties have executed this Agreement as of the date first written above.

AMERICAN DAIRY, INC. By: /s/ Leng You-Bin Leng You-Bin Chief Executive Officer and President

Address: Star City International Building, 10 Jiuxianqiao Road, C-16th Floor Chaoyang District, Beijing, China, 100016 Facsimile: 86 10 64311050

SEAN SHAO s/ Sean Shao Signature

Address: Facsimile:

[Signature page to Outside Director Agreement]